EXHIBIT 10.1

Notice of Grant	Cogent Communications Group, Inc.

Name: Schaeffer, Dave	2004 Incentive Award Plan

Effective as of the date specified below, (the “Grant Date”) you have been granted 100,000 shares of common stock $.001 par value of Cogent Communications Group, Inc. (the Company) subject to the vesting requirement described below.  You will become vested in 8,333.33 shares on January 1, 2006 and in an additional 8,333.33 shares on the first day of each subsequent month such that you will be fully vested on December 1, 2006.  Notwithstanding the foregoing, you will be fully vested upon the termination of your employment by reason of death or disability and upon a Change of Control.  Upon termination of employment you will forfeit any unvested portion of the stock except as provided below.  If you are terminated other than for Cause or you terminate your employment for Good Reason, you shall on the date of notification by the Company of such termination other than for cause or on the date of your notification of the Company of your resignation for Good Reason, become vested in all of the unvested portion of the stock, i.e. you will be fully vested in the stock granted above.

Good Reason means: a) the assignment to you of duties inconsistent with your status as Chief Executive Officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities; b) a reduction in your salary; c) relocation of your principal place of employment outside of the Washington, DC area.  For purposes of this agreement, the Company shall have “Cause” to terminate your employment hereunder a) upon your conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or b) upon your willful and continued failure to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness), after written notice has been delivered to you by the Company, which notice specifically identifies the manner in which you have not substantially performed your duties, and your failure to substantially perform you duties is not cured within ten (10) business days after notice of such failure has been given to you. No act or failure to act on your part shall be deemed “willful” unless done or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

The shares are granted under and governed by the terms and conditions of the Cogent’s 2004 Incentive Award Plan as may be amended from time to time.  Defined terms used herein shall have the meaning set forth in the 2004 Incentive Award Plan, unless otherwise defined herein.

Cogent Communications Group, Inc.

/s/ Edward Glassmeyer		November 4, 2005
by:	Edward Glassmeyer
Chairman, Compensation Committee
on behalf of the Board of Directors